Exhibit 99.4

EDGEWATER TECHNOLOGY, INC.

2012 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

(Non-Employee Director)

THIS STOCK OPTION AGREEMENT (this “Agreement”) evidences a grant made on [TBD] (the “Date of Grant”), by Edgewater Technology, Inc., a Delaware corporation (the “Company”), to [Non-Employee Director] (the “Grantee”), a non-employee director of the Company, pursuant to and in accordance with the Edgewater Technology, Inc. 2012 Omnibus Incentive Plan (the “Plan”).

RECITALS

WHEREAS, the grant of the Option (as defined below) is being made pursuant to the terms, provisions and conditions of the Plan; and

WHEREAS, capitalized terms not otherwise defined herein, shall have the meanings ascribed thereto in the Plan.

AGREEMENT

NOW, THEREFORE, it is agreed by and between the parties as follows:

1. Grant of Stock Option. The Company hereby grants to the Grantee a non-qualified stock option (the “Option”) to purchase [Insert Amount] (XX,XXX) shares of common stock (the “Shares”) of the Company at a price of $[TBD] per share in the manner and subject to the terms, provisions and conditions hereinafter provided.

2. Time of Exercise of the Option.

The aforesaid Option may be exercised as follows:

[TBD]

3. Method of Exercise.

(a) The Option shall be exercised by a written notice delivered in person, mailed electronically, or mailed by prepaid registered or certified mail, directed to the Secretary of the Company, at the Company’s principal place of business, specifying the number of Shares to be exercised pursuant to the Option. Such notice shall include payment to the Company: (a) in cash, certified check, bank draft, wire transfer, or postal or express money order payable to the order of the Company, (b) by delivery of Shares held by the Grantee longer than six months, or (c) through a broker in accordance with Section 12.3 of the Plan and the procedures permitted by Regulation T of the Federal Reserve Board, for an amount equal to the Option price of such Shares and any income tax which may be required to be withheld pursuant to Section 12 of the Plan.

(b) Following exercise, the Grantee or permitted transferee under Paragraph 5 will receive the number of Shares as set forth in Paragraph 1, after adjustment for stock splits, stock dividends or other change of the value of the Option by the Company.

(c) Promptly following exercise of the Option, the Company shall issue such Shares to the Grantee or permitted transferee, provided that if any law or regulation requires the Company to take any action with respect to the Shares specified in such notice before the delivery thereof, then the date of such delivery shall be extended for the period necessary to take such action.

4. Termination of the Option.

(a) Termination without Cause. Upon termination of the Grantee’s director relationship with the Company for any reason other than “Cause” (as defined in the Plan), death or Disability (as defined in the Plan), the Grantee may exercise the Option during the three (3) month period following termination of such relationship, but only to the extent of the number of the Shares for which the Option was exercisable immediately prior to termination of such relationship.

(b) Death or Disability. Upon termination of the Grantee’s director relationship with the Company on account of death or Disability, the Grantee may exercise the Option during the one year period following termination of such relationship, but only to the extent of the number of the Shares for which the Option was exercisable immediately prior to termination of such relationship.

(c) Cause. Upon termination of the Grantee’s director relationship with the Company for Cause, the Option shall immediately terminate.

(d) Violation of Non-Competition, Non-Solicitation, Confidentiality and/or Non-Disclosure Agreement. The Option shall immediately terminate upon the date the Grantee breaches the terms of any non-competition, non-solicitation, confidentiality and/or non-disclosure agreement to which he or she is a party with the Company.

(e) [TBD], being [TBD] years from the Date of Grant.

Notwithstanding the foregoing, the Option shall not remain exercisable beyond its original term.

5. Rights Prior to Exercise of Option. This grant of the Option is non-transferable by the Grantee, except as provided in this Paragraph 5. In the event of the Grantee’s death, the Option may be exercised by the Grantee’s legal representative. The Grantee may also transfer the Option to the Grantee’s immediate family members, or such specified entity created for the exclusive benefit of the Grantee’s immediate family members, pursuant to such terms and conditions as determined by the Committee (as defined in the

Plan); provided, that the Grantee receives no consideration for the transfer of the Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer. Any Option holder shall have no rights as a stockholder with respect to the Option or the Shares subject to the Option.

6. Subject to the Plan. The Option shall be in all respects limited and conditioned as provided in the Plan. In addition, exercise of the Option shall be subject to the Grantee making any representations to such matters as the Board of Directors of the Company, in its discretion, may determine from time to time to be necessary or advisable to evidence compliance with the requirements of the Securities Act of 1933, as amended, or state or other securities laws, rules or regulations with respect to the registration or exemption from registration of any offer or sale of the Company’s securities pursuant to the Plan.

Neither this Agreement nor the Plan shall be construed as giving the Grantee any right to be retained as a director of the Company.

The Company makes no representation regarding any tax consequences in connection with this Agreement and has not undertaken the obligation to minimize Grantee’s tax liability resulting from this Agreement.

7. Change in Control. If the Grantee’s director relationship with the Company is terminated without Cause within six (6) months after a Corporate Transaction (as defined in the Plan), then the Option shall become 100% exercisable for a period of three (3) months following any such termination.

8. Non-Competition, Non-Solicitation, Confidentiality and/or Non-Disclosure. If the Grantee breaches any non-competition, non-solicitation, confidentiality and/or non-disclosure agreement in effect with the Company, then the Option shall immediately terminate, and the Company shall require that the Grantee pay to the Company (in Shares or cash) an amount equal to any Option gain arising from the exercise of the Option during the forfeiture period. The forfeiture period is the period beginning on the date that is six months before the Grantee’s termination of service with the Company and ending upon the termination of such non-competition agreement. The Option gain is the amount by which the Fair Market Value of the Shares on the date of the Committee’s determination (or the date of any earlier sale or other disposition of the Shares covered by the Option, if greater) exceeds the exercise price of the Option.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EDGEWATER TECHNOLOGY, INC.

By:
[TBD], Chairman, President and Chief Executive Officer

ATTEST:

[TBD], Corporate Secretary

THE GRANTEE:

I accept the grant as set forth above and I understand

the consequences of a violation of a non-competition,

non-solicitation, confidentiality and/or non-disclosure

agreement as set forth in Section 8 above.

[Non-Employee Director]